Exhibit 99.1

MARTIN MARIETTA RECEIVES REGULATORY APPROVALS FOR

LHOIST NORTH AMERICA TRANSACTION

Raleigh, N.C. (August 5, 2026) – Martin Marietta Materials, Inc. (NYSE: MLM) (Martin Marietta or the Company), today announced that it has received all necessary regulatory approvals for its previously announced combination with Lhoist North America, Inc. (LNA). The transaction is now expected to close in the third quarter of 2026, subject to customary closing conditions.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of aggregates and other building materials. Through a network of operations spanning 29 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and other specialty applications. Upon completion of the LNA combination, Martin Marietta expects to become the nation’s leading producer of lime and limestone solutions. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contacts:

Jacklyn Rooker

Vice President, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-G.

This press release contains forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995. These statements include: the expected timing for completing the transaction. These statements involve risks and uncertainties and are based on assumptions that the Company believes are reasonable, but which may differ materially from actual results, including, among others, risks and uncertainties relating to the timing of consummation of the transaction; the risk that the conditions to closing of the transaction may not be satisfied, or that the closing of the transaction does not occur. These statements reflect the Company’s current expectations or forecasts of future events. You can identify these statements because they do not relate only to historical or current facts and may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future performance. Any or all of the Company’s forward-looking statements herein and in other publications may prove to be incorrect.

A further list and description of risks, uncertainties and other matters can be found in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2025 and in Martin Marietta’s subsequent reports on Form 10-Q, including the sections thereof captioned “Other Matters” and “Item 1A. Risk Factors”, and in Martin Marietta’s subsequent reports on Form 8-K. Except as required by law, Martin Marietta does not undertake any obligation to publicly update any forward-looking statements whether as a result of new information, future events, changed circumstances or otherwise.